Exhibit 4

                               LIQUIDITY AGREEMENT

THIS AGREEMENT is made the 12th day of January, 2003,

BETWEEN:

          ONTARIO TEACHERS' PENSION PLAN BOARD, a non-share capital corporation established under the laws of the Province of Ontario

          (the "Purchaser")

AND:

          CONSOL ENERGY CANADA LTD., a corporation incorporated under the laws of the Province of New Brunswick

          ("CEC")

AND:

          CONSOL OF CANADA INC., a corporation incorporated under the laws of the State of Delaware

          ("COC")

          (together, COC and CEC are the "Vendors")

WHEREAS:

A. CONSOL Energy Inc., being the parent of the Vendors, is proposing to, concurrently with the execution of this Agreement, enter into a Term Sheet with Fording Inc. ("Fording") and Luscar Ltd., a copy of which is attached hereto as Schedule A (the "Joint Venturers' Term Sheet"), whereunder the Vendors are to sell to Fording, on the closing date contemplated therein (the "PA Closing Date"), subject to the terms and conditions set forth in the Joint Venturers' Term Sheet, the Purchased Assets (as described in the Joint Venturers' Term Sheet) and, as partial payment for the Purchased Assets, Fording is to issue to the Vendors on the PA Closing Date, 3.2 million units of equal undivided beneficial interest ("Consideration Units") of the Fording Canadian Coal Trust (the "Trust"); and

B. The Purchaser has, as consideration for the Vendors entering into the Joint Venturers' Term Sheet, agreed to enter into this Agreement,

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the sum of $1.00 now paid by each of the Vendors to the Purchaser and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.    INTERPRETATION
      --------------

1.1. Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.2. Currency and Payment Obligations. Unless this Agreement otherwise expressly provides, all dollar amounts set out herein are stated in Canadian dollars.

1.3. Interest on Payments from the Purchaser. If the Purchaser fails to pay to the Vendors any amount when due that the Purchaser has covenanted to pay pursuant to this Agreement, without limiting the Vendors' other rights as contained in this Agreement or otherwise at law or in equity, the Purchaser shall be required to pay to the Vendors, compound interest, calculated and accrued monthly, with respect to such unpaid amount from the day such payment is due until the day it is paid, at the rate of 2 1/2% above the Prevailing RBC Prime Rate.

1.4. Prevailing RBC Prime Rate. In this Agreement, "Prevailing RBC Prime Rate" means the prime rate of interest in effect from time to time that is the per annum rate of interest which is announced from time to time by the Main Branch of the Royal Bank of Canada in Vancouver, British Columbia as being its prime rate of interest and used by the Main Branch of the Royal Bank of Canada in Vancouver, British Columbia generally for determining what rate of interest is to be charged to its domestic commercial customers on Canadian dollar floating interest rate loans and any rate so announced and used shall, for the purposes of this Agreement, become effective on the date of such change.

2.    PUT OPTION
      ----------

2.1. Grant of Put Option. The Purchaser hereby irrevocably grants to the Vendors the sole and exclusive right and option (the "Put Option"), exercisable in the manner described in Section 4.2, to sell, transfer, and assign all (but not less than all) of the Consideration Units that are to be issued to them under and pursuant to the Joint Venturers' Term Sheet or a definitive agreement to be entered into by Fording and the Vendors incorporating the terms of the Joint Venturers' Term Sheet ("Purchase Agreement"), to the Purchaser, and the Purchaser covenants and agrees to accept, purchase and pay for the Consideration Units, all on the terms and subject to the conditions set forth herein.

2.2. Put Option Fee. In consideration of the grant of the Put Option, each of the Vendors has, concurrent with the execution of this Agreement, paid $1.00 to the Purchaser (as contemplated in the Recitals).

2.3. Termination of Put Option. If not exercised in the time and manner set forth herein, the Put Option and the right of the Vendors to cause the Purchaser to purchase the Consideration Units, shall terminate on 11:59 pm (Vancouver time) on the PA Closing Date.

3.    PURCHASE PRICE
      --------------

3.1. Purchase Price. The purchase price payable by the Purchaser for the Consideration Units shall be $85,000,000 (the "Purchase Price").

4.    EXERCISE OF OPTION AND CLOSING
      ------------------------------

4.1. Notice of PA Closing Date. The Purchaser shall provide written notice to be received by the Vendors not less than five Business Days in advance of the PA Closing Date, specifying the date on which the transactions contemplated by the Joint Venturers' Term Sheet or a Purchase Agreement, as the case may be, are to close and the time and place of the closing.

4.2. Notice of Exercise. The Vendors may only exercise the Put Option by jointly providing to the Purchaser, on or before 11:59 pm (Vancouver time) on the PA Closing Date, a written notice (the "Put Notice") signed by each of the Vendors stating their intention to exercise the Put Option.

4.3. Closing. The purchase and sale of the Consideration Units shall be consummated at a closing (the "Closing") on the second Business Day next following the PA Closing Date, if the Vendors have exercised the Put Option by delivering the Put Notice to the Purchaser as contemplated by Section 4.2 (the "Closing Date"), at 10:00 am local time at the place of closing of the transactions contemplated by the Joint Venturers' Term Sheet or a Purchase Agreement, as the case may be, or at such other date, time and place as may be mutually agreed in writing between the parties.

5.    REPRESENTATIONS AND WARRANTIES OF THE VENDORS
      ---------------------------------------------

5.1. Representations and Warranties of COC. COC hereby represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in completing the transactions contemplated hereby, that subject to Section 5.3:

      (a) COC is a corporation duly incorporated and organized and validly subsisting in all respects under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder;

      (b) all necessary corporate or other action has been taken by COC to authorize the execution and delivery of this Agreement, all other documents and instruments contemplated by this Agreement and the performance of all its obligations under this Agreement; and

      (c) this Agreement has been duly executed and delivered by COC and constitutes a legal, valid and binding obligation of COC enforceable in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting creditors' rights and the equitable remedies such as specific performance and injunction that are in the discretion of the court from which they are sought.

5.2. Representations and Warranties of CEC. CEC hereby represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in completing the transactions contemplated hereby, that subject to Section 5.3:

      (a) CEC is a corporation duly incorporated and organized and validly subsisting in all respects under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder;

      (b) all necessary corporate or other action has been taken by CEC to authorize the execution and delivery of this Agreement, all other documents and instruments contemplated by this Agreement and the performance of all its obligations under this Agreement; and

      (c) this Agreement has been duly executed and delivered by CEC and constitutes a legal, valid and binding obligation of CEC enforceable in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting creditors' rights and the equitable remedies such as specific performance and injunction that are in the discretion of the court from which they are sought.

5.3. No Further Representations and Warranties. It is expressly understood and agreed to by the Purchaser that if the Vendors exercise the Put Option in the time and manner specified in this Agreement, the Vendors will deliver the certificates representing the Consideration Units with the form of transfer thereon duly completed and signed by the Vendors, without recourse and without representation or warranty, express or implied, except the representations and warranties set forth in Sections 5.1 and 5.2 and the following representations and warranties that are to be given by the Vendors to the Purchaser on the Closing Date that, subject to Sections 5.3(c) through 5.3(n):

      (a) the Vendors are the legal and beneficial owners of the Consideration Units with good and marketable title thereto; and

      (b) the Consideration Units are free and clear of any lien or other adverse claim and that the Vendors have full legal right, power and authority to sell, transfer and assign the Consideration Units to the Purchaser.

      In the event that any representations and warranties of the Vendors are not true as at the time of Closing on the Closing Date, the Purchaser's sole and exclusive remedy shall be the termination of this Agreement, provided that any such termination shall not release the Purchaser from its obligations under Section 12.1. Without limiting the generality of the foregoing, the Vendors make no representation or warranty whatsoever as to:

      (c) the establishment, organization or existence of the Trust or the appointment or authorization of the trustees of the Trust;

      (d) whether there are any requirements for the Trust to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

      (e) the qualification of the Trust as a mutual fund trust for the purposes of the Income Tax Act (Canada);

      (f) whether the Trust has complied with all applicable securities laws in all provinces of Canada (the "Qualifying Jurisdictions") in relation to the creation, offering, issuance and sale of the trust units of the Trust (the "Units");

      (g)  whether the Units are listed on the TSX or any other stock exchange;

       (h) whether the Units including the Consideration Units shall be freely tradeable in all Qualifying Jurisdictions; and as to whether any filing, proceeding, approval, consent or authorization is required to be made, taken or obtained by Fording or the Trust to permit the issuance of the Consideration Units by the Trust to the Vendors pursuant to the terms of the Joint Venturers' Term Sheet or a Purchase Agreement, as the case may be, or from the Vendors to the Purchaser pursuant to the terms hereof;

        (i) whether the Consideration Units to be transferred to the Purchaser by the Vendors at the Closing shall have been duly and validly issued and shall be fully paid and non-assessable;

        (j) whether the Units, including each Consideration Unit, shall be transferable and shall represent an equal undivided beneficial interest in any distributions from the Trust (whether of income, net realized capital gains or other amounts) and in the net assets of the Trust in the event of termination or winding up of the Trust;

        (k) the voting rights attached to each Unit, including each Consideration Unit;

        (l) whether there are any actions, suits or proceedings (whether or not purportedly on behalf of the Trust) pending, or threatened against or affecting the Trust at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board;

        (m) whether any order having the effect of ceasing or suspending the distribution of the Units by the Trust will have been issued by any of the Qualifying Jurisdictions and any proceedings for that purpose will have been instituted or will be pending or contemplated; and

        (n) whether the certificates representing the Consideration Units have been duly approved and adopted by the Trust and comply with applicable laws.

6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER
        -------------------------------------------

6.1. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to each of the Vendors, with the intent that the Vendors will rely thereon in entering into this Agreement and in completing the transactions contemplated hereby, that:

        (a) the Purchaser has been continued and exists as a corporation without share capital under the Teachers Pension Act R.S.O. 1990 c.T.1, as amended and has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder;

       (b) all necessary action has been taken by the Purchaser to authorize the execution and delivery of this Agreement, all other documents and instruments contemplated by this Agreement and the performance of all its obligations under this Agreement;

       (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting creditors' rights and the equitable remedies such as specific performance and injunction that are in the discretion of the court from which they are sought; and

       (d) the Purchaser is not a "non-Canadian" for the purposes of and within the meaning of the Investment Canada Act (Canada).

7.     PURCHASER'S LEGAL OPINION
       -------------------------

7.1. Purchaser's Legal Opinion. The Purchaser shall deliver to the Vendors, concurrent with the execution of this Agreement, an opinion of its solicitors dated as of the date hereof, opining on the matters contemplated by Sections 6.1(a) through 6.1(c), in form and content to the satisfaction of the Vendors acting reasonably.

8.     WITHHOLDING
       -----------

8.1. Withholding. The parties hereby acknowledge and agree that if the Vendors are unable to provide to the Purchaser on or before the Closing Date, evidence to the satisfaction of the Purchaser acting reasonably, that the Purchaser is under no obligation to comply with the withholding provisions in section 116 of the Income Tax Act (Canada) in respect of the portion of the Purchase Price attributable to the applicable Vendor, the Purchaser shall be obliged to withhold from the Purchase Price as required by section 116 of the Income Tax Act (Canada).

9.     NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1. Nature and Survival Of Representations, Warranties And Covenants. All representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and the completion of the transactions contemplated hereby and shall continue in full force and effect.

10.    CONDITIONS PRECEDENT TO CLOSING

10.1. Conditions of Vendors. The obligation of the Vendors to complete the sale of the Consideration Units to the Purchaser pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following condition precedent, which is for the exclusive benefit of the Vendors and which may be waived in whole or in part by the Vendors at any time, without prejudice to any claims the Vendors may have for breach of covenant, representation or warranty:

      (a) certificates representing the Consideration Units shall have been delivered to the Vendors on the PA Closing Date under and pursuant to the Joint Venturers' Term Sheet or a Purchase Agreement, as the case may be.

10.2. Conditions of the Purchaser. The obligation of the Purchaser to complete the purchase of the Consideration Units from the Vendors pursuant to this Agreement is subject to the fulfilment of each of the following conditions precedent, which is for the exclusive benefit of the Purchaser and each of which may be waived in whole or in part by the Purchaser at any time, without prejudice to any claims the Purchaser may have for breach of covenant, representation or warranty:

       (a) all of the representations and warranties of the Vendors contained herein shall be true and correct as at the time of Closing and with the same force and effect as if such representations and warranties were made as at the time of Closing;

       (b) there shall have been delivered to the Purchaser, a certificate dated the Closing Date, executed by an authorized officer of COC, certifying that at and as of the Closing Date, the representations and warranties of COC contained Sections 5.1(a) through 5.1(c) and the representations and warranties to be made by the Vendors at the Closing as contemplated by Sections 5.3(a) and 5.3(b), are true and correct as if made on the Closing Date; and

       (c) there shall have been delivered to the Purchaser a certificate dated the Closing Date, executed by an authorized officer of CEC, certifying that at and as of the Closing Date, the representations and warranties of CEC contained Sections 5.2(a) through 5.2(c) and the representations and warranties to be made by the Vendors at the Closing as contemplated by Sections 5.3(a) and 5.3(b), are true and correct as if made on the Closing Date.

11.   CLOSING MATTERS
      ---------------

11.1. Deliveries by Vendors. At Closing, the Vendors shall deliver, or cause to be delivered, to the Purchaser certificates representing the Consideration Units, with the form of transfer thereon duly completed (with the identity of the transferee to be completed by the Vendors as directed by the Purchaser in writing) and signed by the Vendors.

11.2. Deliveries by Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Vendors a bank draft or certified cheque in the amount equal to the Purchase Price, made payable to the Vendors or to their order.

11.3. No Set-Off. The Purchaser acknowledges and agrees that the Purchase Price shall be paid by the Purchaser, in accordance with the provisions of Section 11.2, without any setoff, counterclaim or deduction of any kind, to the Vendors.

12.   INDEMNIFICATION
      ---------------

12.1. Indemnification of Vendors. The Purchaser covenants and agrees to indemnify and hold harmless the Vendors from and against any and all claims, losses, damages, costs and expenses (including legal fees and disbursements on a solicitor/client full indemnity basis), fines and penalties whatsoever suffered or incurred by the Vendors arising, directly or indirectly, out of or in connection with any breach of any of the representations, warranties, agreements or covenants of the Purchaser set out herein.

12.2. Indemnification of Purchaser. The Vendors covenant and agree to indemnify and hold harmless the Purchaser from and against any and all claims, losses, damages, costs and expenses (including legal fees and disbursements on a solicitor/client full indemnity basis), fines and penalties whatsoever suffered or incurred by the Purchaser arising, directly or indirectly, out of or in connection with any breach of any of the representations, warranties, agreements or covenants of the Vendors set out herein.

13.   MISCELLANEOUS
      -------------

13.1. Remedies Cumulative. Except as expressly provided for under this Agreement, the rights and remedies of the parties under this Agreement are cumulative and in addition and not in substitution for any rights or remedies provided by law.

13.2. Notices. Any notice or other communication required or permitted to be given hereunder shall unless otherwise expressly provided herein, be in writing and shall be delivered in person, transmitted by fax or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  if to the Purchaser:

                  Ontario Teachers' Pension Plan Board
                  5650 Yonge Street
                  Toronto, Ontario
                  M2M 4H5

                  Attention: Brian Gibson
                  Fax No.:   (416) 730-5143

                  with a copy to:

                  Torys LLP
                  Suite 3000
                  79 Wellington Street West
                  Box 270, TD Centre
                  Toronto, Ontario
                  M5K 1N2

                  Attention: Geoff Creighton
                  Fax No.:   (416) 865-7380



                  if to the Vendors:

                  CONSOL Energy Canada Ltd. / CONSOL of Canada Inc. 1800 Washington Road
                  Pittsburgh, PA
                  15241

                  Attention: William A. Bruno, Vice-President, International
                             Business
                  Fax No.:   (412) 831-4572

                  with a copy to:

                  CONSOL Energy Canada Ltd. / CONSOL of Canada Inc. 1800 Washington Road
                  Pittsburgh, PA
                  15241

                  Attention: D. L. Fassio, Vice-President, General Counsel
                  Fax No.:   (412) 831-4635

                  and with a copy to:

                  Lawson Lundell
                  1600 Cathedral Place
                  925 West Georgia Street
                  Vancouver, B.C.  V6C 3L2

                  Attention: Chris Baldwin
                  Fax No.:   (604) 669-1620

      Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. For the purposes of this Agreement, Business Day means any day that is not a Saturday or a Sunday or a statutory or banking holiday in Toronto, Ontario, Vancouver, British Columbia or Pittsburgh, Pennsylvania.

      Any party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section.

13.3. Entire Agreement. This Agreement together with the Joint Venturers' Term Sheet, represents the entire agreement between the Vendors and the Purchaser and their respective affiliates and/or subsidiaries, with respect to the matters referred to herein, and supersedes and replaces all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or agreements between the Vendors and the Purchaser except as set forth herein.

13.4. Amendments/Waivers. No supplement, amendment, modification, waiver or termination of this Agreement will be binding upon the parties unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement, in whole or in part, shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.5. Enurement. This Agreement will enure to the benefit of and be binding upon the Purchaser and the Vendors and their respective successors and permitted assigns, if any.

13.6. Time. Time shall be of the essence of this Agreement.

13.7. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein and each of the parties hereto hereby attorns to the jurisdiction of the Courts of British Columbia.

13.8. Disclosure. Except as required by law or regulatory authority, no announcements or disclosures concerning the transactions under this Agreement may be made by any party to any Person unless previously approved by all the parties hereto. Any party required to disclose information shall provide the other parties with a draft of the proposed disclosure in advance of the release thereof and such opportunity as is reasonably possible to review and comment on any disclosure concerning that party.

13.9. Further Assurances. The parties shall do and perform all such acts and things and execute such deeds, documents and writings and give all such assurances as may be necessary to give effect to this Agreement.

13.10.Relationship of Parties. Nothing herein contained shall be construed as creating a partnership of any kind as between the Vendors themselves, or between the Vendors and the Purchaser.

13.11.Assignment. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, provided that each Vendor may assign its rights under this Agreement to an affiliate thereof without the consent of the other parties hereto.

13.12 . Void or Invalid Provision. If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement, unless, as a result of such determination, this Agreement would fail in its essential purpose.

13.13.Counterparts. This Agreement may be signed in counterpart and such counterparts (including any counterpart transmitted by facsimile which shall be deemed to be evidence of valid execution) shall constitute one and the same instrument and, notwithstanding the date of execution of any counterpart, this Agreement shall be deemed to be executed by the parties on the date of execution set out herein.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first written above.


CONSOL ENERGY CANADA LTD.                ONTARIO TEACHERS' PENSION PLAN BOARD


Per:                                     Per:
     ---------------------------              ---------------------------
          Authorized Signatory                    Authorized Signatory


CONSOL OF CANADA INC.

Per:
     ---------------------------

          Authorized Signatory

                                   SCHEDULE A
                                   ----------

                           JOINT VENTURERS' TERM SHEET
                           ---------------------------

                                 (See Attached)
                                 --------------